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                          CERTIFICATE OF INCORPORATION
                                       OF
                           BIGSTAR ENTERTAINMENT, INC.



                                   ARTICLE I

                  The name of the corporation is BigStar Entertainment, Inc.

                                   ARTICLE II

                  The address of the registered office of the corporation in the State of Delaware is 15 East North Street, Dover, Delaware 19901. The name of its registered agent at that address is Incorporating Services, Ltd.

                                  ARTICLE III

                  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                  The total number of shares of all classes of stock which the corporation has authority to issue is Fifteen Million (15,000,000) shares, consisting of two classes: Ten Million (10,000,000) shares of Common Stock, $0.001 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share.

                  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the voting powers thereof, full or limited, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting that series and the distinctive designation of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights to priority, if any, of payment of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;
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         (d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (h) Any other relative rights, preferences and limitations of that series.

                  Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

                                   ARTICLE V

                  The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

                                   ARTICLE VI

                  Election of directors need not be by written ballot except and to the extent the Bylaws of the corporation shall so provide.

                                  ARTICLE VII

                  To the fullest extent permitted by law, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorized the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.


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                  Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                  ARTICLE VIII

                  The name and mailing address of the incorporator is as follows:

                  Mr. David Friedensohn
                  201 West 92nd Street, Apt. 3B
                  New York, NY  10025

                  The undersigned incorporator hereby acknowledges that the foregoing certificate is his act and deed and that the facts stated herein are true.

Dated:  February 26, 1998



                                         /s/     David Friedensohn
                                         ---------------------------------
                                         David Friedensohn, Incorporator


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